Nuveen S&P 500 Dynamic Overwrite Fund N-2/A

Exhibit 99.(g)(1)

NTJVEEN S&P 500 DYNAMIC OVERWRITE FUND

f/k/a NIJVEEN EQUITY PREMIUM AND GROWI’H FUND

AMENDMENT OF INVESTMENT MANAGEMENT AGREEMENT

This Agreement made this 22nd day of December, 2014 by and between NUVEEN S&P 500 DYNAMIC OVERWRITE FUND f/k/a NUVEEN EQUITY PREMIUM AND GROWTH FUND, a Massachusetts business trust (the “Fund”), and NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company (the “Adviser’);

WFIEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement dated as of October 1, 2014 (the “Agreement”) pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose, have approved the amendment to the Agreement to reduce the investment management fee and the continuation of the Agreement as amended until August 1, 2015 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, the Fund and the Adviser hereby agree to amend the Agreement, replacing Section 2, paragraph (A) in its entirety as follows:

2.       For the services and facilities described in Section 1, the Fund will pay to the Adviser, at the end of each calendar month, an investment management fee equal to the sum of a Fund-Level Fee and a Complex-Level Fee.

A.                  The Fund Level Fee shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

Average Total Daily Net Assets(1)	Rate

Up to $500 million	.6600%
$500 to $1 billion	.6350%
$1 billion to $1.5 billion	.6100%
$1.5 billion to $2 billion	.5850%
$2 billion and over	.5600%

(1)	Including net assets attributable to any Preferred Shares the Fund may issue and the principal amount of borrowings, if any.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

NUVEEN S&P 500 DYNAMIC OVERWRITE FUND

By:
Vice President
:
Attest:

NUVEEN FUND ADVISORS, LLC

By:
Managing Director

Attest: